UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 9, 2018

Hines Real Estate Investment Trust, Inc.
__________________________________________
 (Exact name of registrant as specified in its charter)

Maryland	000-50805	20-0138854
____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas		77056-6118
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(888) 220-6121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Final Distribution

On July 9, 2018, the board of directors of Hines Real Estate Investment Trust, Inc. (the “Company”) approved a final distribution of $0.08 per share (the “Final Distribution”) to be paid on a date to be determined by an officer of the Company, which is expected to be on or around July 31, 2018. The Final Distribution consists of (i) the final liquidating distribution to be made pursuant to the plan of liquidation and dissolution that was approved by the Company’s stockholders on November 7, 2016 (the “Plan”), in an amount of approximately $0.07 per share, which is payable to the holders of record of the Company’s common stock as of the close of business on July 10, 2018 and (ii) the Settlement Distribution (defined below), in the amount of approximately $0.01 per share, which is payable to the holders of record of the Company’s common stock as of the close of business on March 2, 2018. After giving effect to the Final Distribution and the special distributions totaling $1.01 per share which were paid to stockholders in cash between 2011 and 2013, stockholders will have received aggregate liquidating and special distributions of approximately $7.59 per share (including the Settlement Distribution).

On July 13, 2018, the Company sent to stockholders a letter regarding the Final Distribution and the completion of the dissolution and winding up of the Company. A copy of the letter is included herewith as Exhibit 99.1 and incorporated by reference herein. In addition, on July 13, 2018, the Company distributed an email to financial advisors with clients that are stockholders of the Company, informing them of the Company's expectations with respect to the Final Distribution described above. A copy of such communication is filed herewith as Exhibit 99.2.

The Final Distribution will be reflected in each stockholder’s Form 1099 for the year ending December 31, 2018. Stockholders are advised to consult their tax advisors regarding the tax consequences of the Final Distribution in light of his or her particular investment or tax circumstances.

The Company filed its Articles of Dissolution with the State Department of Assessments and Taxation of the State of Maryland on March 7, 2017. Pursuant to the Plan, the Company will remain in existence as a corporation for federal income tax purposes following the filing of the Articles of Dissolution until it makes its final liquidating distribution. Accordingly, the Company anticipates that promptly following the payment of the Final Distribution, the dissolution and winding up of the Company will be complete and all shares of the Company’s outstanding common stock will be canceled and no longer deemed to be outstanding and all rights of the holders thereof as stockholders shall cease and terminate. The Company will also file appropriate notification to terminate our obligations under the U.S. securities laws, including the filing of a Form 15 with the Securities and Exchange Commission (“SEC”) to deregister its common stock.

Settlement Distribution

As reported in the Company’s Current Report on Form 8-K filed with the SEC on June 22, 2018, the Circuit Court of Maryland for Baltimore City approved the settlement of the litigation described in the Company’s Current Report on Form 8-K filed with the SEC on March 9, 2018 (the “March 8-K”). Accordingly, the Company will distribute the “Net Settlement Amount” (as defined in the March 8-K), pro rata, to holders of record of the Company’s common stock as of March 2, 2018 (the “Settlement Distribution”). To facilitate the settlement, the Company stopped accepting transfers of shares of the Company’s common stock (except for transfers to effect a change of custodian that do not result in a change in beneficial ownership of such shares) as of March 2, 2018, such that there have not been any changes in beneficial ownership since March 2, 2018. As noted above, the Settlement Distribution will be paid to the Company’s stockholders as part of the Final Distribution.

Extension of the Advisory Agreement

The Advisory Agreement by and among the Company, Hines Advisors Limited Partnership (the “Advisor”) and Hines REIT Properties, L.P. the Operating Partnership was extended for an additional year through the earlier of the payment of the Final Distribution and March 31, 2019. The Advisory Agreement was amended in March 2017 to reflect that the Advisor is no longer paid any fees for acquisition, disposition, asset management, or other advisory services, but will continue to be reimbursed for expenses it incurs when providing administrative, management, stockholder and certain other services to the Company during the completion of the dissolution and winding up of the Company.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

The following exhibits are being filed herewith:

Exhibit No.	Description
99.1	Letter to Stockholders dated July 13, 2018 announcing Final Distribution
99.2	Financial Advisor Email

Forward Looking Statements
This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These forward-looking statements include, among others, statements about the expected timing and amount of the Final Distribution and the completion of the winding up of the Company's operations. These risks and uncertainties include, without limitation, unanticipated difficulties or expenditures relating to the liquidation and dissolution. For a further list and description of risks and uncertainties, see the reports filed by the Company with the SEC, including the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statement speaks only as of the date of this report. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information or developments, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HINES REAL ESTATE INVESTMENT TRUST, INC.

July 13, 2018	By:	/s/ J. Shea Morgenroth
J. Shea Morgenroth
Chief Accounting Officer and Treasurer